Exhibit 10. (xvi) OEM Purchase and Development Agreement With Bose Corporation, dated March 1997



                    OEM PURCHASE AND DEVELOPMENT AGREEMENT
                                    BETWEEN
                           TOUCHTUNES JUKEBOX, INC.
                                      AND
                       TECHNICAL MAINTENANCE CORPORATION
                                      AND
                               BOSE CORPORATION

                                  MARCH 1997



TABLE OF CONTENTS

1. INTRODUCTION                                   1

2. DEVELOPMENT OF THE SYSTEM                      1
     2.1 The System 1
     2.2 System Specifications and Development    1
     2.3 Good Faith Cooperation                   2

3. TERMS OF PURCHASE AND SALE OF SYSTEMS          2
     3.1 Purchase and Sale                        2
     3.2 Pricing                                  2
     3.3. Purchase Orders                         3
          Submission of Purchase Order            3
          Confirmation of Purchase Order          3
          Termination of Purchase Orders          3
     3.4 Production Forecasts                     3
     3.5 Shipment; Title and Risk of Loss         3

4. WARRANTY AND SUPPORT                           4
     4.1. Warranty                                4
          General                                 4
          Procedures                              4
          Limitations                             4
     4.2 Support and Maintenance                  5

5. INTELLECTUAL PROPERTY RIGHTS                   5
     5.1 Ownership of Patents                     5
          Patent Rights Unilaterally Originated   5
          Ownership of Patent Rights Jointly
           Originated                             5
          Other Rights                            5
     5.2 Trademarks                               5
          Trademark License                       5
          Marketing and Advertising               6
          Quality Assurance                       6
          Trademark Notice                        6
          Reservation of Rights                   6




6. INTELLECTUAL PROPERTY INDEMNIFICATION          7
     6.1 By Bose                                  7
          Indemnity                               7
          Limitations                             7
     6.2 By TouchTunes                            7

7. TECHNICAL AND COMMERCIAL INFORMATION           8

8. TERM OF AGREEMENT; TERMINATION                 8
     8.1 Term of Agreement                        8
     8.2 Termination for Cause                    8
     8.3 Posttermination Rights and Obligations   8

9. MISCELLANEOUS                                  9
     9.1 No Agency                                9
     9.2 Authorization                            9
     9.3 Excusable Delays                         9
     9.4 Assignment                               9
     9.5 Notices                                  10
     9.6 Governing Law                            10
     9.7 Official Currency                        10
     9.8 Waiver                                   10
     9.9 Integration and Interpretation           10
     9.10 Amendments                              10
     9.11 Expenses                                11
     9.12 Captions                                11
     9.13 Counterparts                            11
     9.14 Exclusivity                             11

Schedule A: Product Description
Schedule B: Production Systems Pricing
Schedule C: Prototype Part List



                    OEM PURCHASE AND DEVELOPMENT AGREEMENT
                                    between
                               TOUCHTUNES, INC.
                                      and
                       TECHNICAL MAINTENANCE CORPORATION
                                      and
                               BOSE CORPORATION

This Agreement is made as of March 4, 1997, between TouchTunes Jukebox, Inc., and Technical Maintenance Corporation ("TouchTunes"), and Bose Corporation, a Delaware Corporation ("Bose"), who hereby agree as follows:

1.   INTRODUCTION

     Bose designs, develops, manufactures, and sells audio equipment, including speakers, amplifiers, transducers, and other electronic devices and circuitry

     TouchTunes designs, develops, and sells jukebox equipment, including a device known as the Digital Jukebox.

     TouchTunes desires to utilize premium performance jukeboxes developed jointly by TouchTunes and Bose. Bose desires to work with TouchTunes to develop customized jukeboxes designed to meet the specifications and requirements of TouchTunes, and to become a supplier of such jukeboxes to TouchTunes.

2.   DEVELOPMENT OF THE SYSTEM

     2.1. The System. For purposes of this Agreement, the "system" shall mean a "Jukebox" developed jointly by Bose and TouchTunes.

     2.2. System Specifications and Development. TouchTunes and Bose shall work together to develop a detailed set of specifications for the Jukebox. TouchTunes shall provide to Bose detailed information relating to electronic content, interior and exterior dimensions, construction materials, and other data which is relevant to the design and performance of the Jukebox. Bose shall provide to TouchTunes such information regarding the physical and electronic characteristics of the Jukebox as may be required in connection with the design and construction of the Jukebox. Upon agreement between TouchTunes and Bose as to the detailed specifications for the Jukebox, Bose shall commence efforts to develop the Jukebox for TouchTunes. Each party shall provide, at its own expense, such personnel, facilities, and other resources as Each party deems necessary and appropriate for the performance of its obligations under this Section 2. Employees of each party shall be available for consultation with the other party during The course of this development.

          TouchTunes shall make available to Bose models and prototypes of each TouchTunes component as specified in TouchTunes parts list (Schedule
          C) for purposes of inspection, measurement, and testing by Bose.

          If either party wishes to amend or modify the agreed-upon specifications relating to the Jukebox, such party shall specify the desired change in writing to the other party. Each party agrees not to unreasonably withhold its approval of any suggested change. Bose and TouchTunes shall each have the right to approve the acoustical performance of the Jukebox, prior to the initiation by Bose of manufacturing of the Jukebox.

     2.3. Good Faith Cooperation. Bose and TouchTunes acknowledge that this Agreement cannot possibly cover or contemplate all aspects of the

          working relationship between Bose and TouchTunes that will develop or be required in connection with the design and development of the Jukebox. Accordingly, Bose and TouchTunes each agree to act in good faith and in a commercially reasonable manner in performing their respective obligations under this Section 2.

3.   TERMS OF PURCHASE AND SALE OF SYSTEMS

     3.1. Purchase and Sale. TouchTunes agrees to purchase from Bose, and Bose agrees to sell to TouchTunes, complete Jukeboxes in such quantities as are agreed between the parties from time to time. Bose and TouchTunes agree that for the initial order of 20 prototype units that TouchTunes shall pay Bose ninety thousand dollars ($90,000) in U.S. currency in the event TouchTunes does not issue a purchase order for approximately six thousand (6000) additional jukeboxes by May 31, 1997, for delivery in 1998. TouchTunes will provide Bose with a letter of credit (or acceptable substitute) for $90,000 conditional on receipt of the P.O. prior to shipment of the prototypes. In the event that TouchTunes does not issue a purchase order as described herein by May 31, 1997, Bose shall be relieved of its obligations under this Agreement. TouchTunes agrees to pay Bose the entire sum of ninety thousand dollars ($90,000) without deduction or set-off in such even of nonperformance by TouchTunes. TouchTunes shall be under no further obligation to issue a purchase order once the payment of ninety thousand dollars ($90,000) is made.

     3.2. Pricing. The price of each Jukebox purchased by TouchTunes from Bose shall be as set forth on the Price Schedule attached to this Agreement as Schedule B. In the event of any change in the Jukebox design or specifications from that contemplated as of the date of the Agreement, Bose shall be entitled, with the written consent of TouchTunes (which consent may not be unreasonably withheld or delayed), to modify the pricing terms set forth on Schedule B to take into account such changes. All pricing terms on such Price Schedule
          (i) include shipping costs to the destination within the United States specified by TouchTunes in its purchase order but (ii) exclude all excise, sales, use, and other taxes, all of which shall be paid by TouchTunes. TouchTunes is responsible for obtaining and providing to Bose any certificate of exemption or similar document required to exempt any sale from sales, use or similar tax liability. Payment for Jukeboxes shall be determined by mutual agreement of the parties.

     3.3. Purchase Orders

               Submission of Purchase Order. TouchTunes shall submit to Bose purchase orders for all Jukeboxes to be purchased by TouchTunes from Bose. Each purchase order shall specify a requested delivery date, which shall be at least 90 days following the date of delivery of the purchase order.

               Confirmation of Purchase Order. Within ten days after the receipt by Bose of all documents comprising each purchase order, Bose shall provide TouchTunes with a written confirmation notice relating to the purchase order.

               Termination of Purchase Orders. TouchTunes shall have the right to cancel any purchase order in whole or in part at any time, subject to the following provisions. Such cancellation shall become effective upon written notification by TouchTunes to Bose. TouchTunes agrees to pay Bose all costs which were incurred by Bose Corporation in performance of the purchase order up to the date of cancellation and which are property allocable to such order under recognized commercial accounting practices.


     3.4 Production Forecasts. TouchTunes shall make available to Bose, upon request, for planning purposes only, an estimate of TouchTunes' delivery requirements from Bose for the Jukebox for the next 12 months.

     3.5 Shipment; Title and Risk of Loss. All packaging and methods and routes of shipment will be selected by Bose. Bose reserves the right to ship the products in any order and to make partial shipments.
          Bose shall arrange for shipment to TouchTunes, of Jukeboxes in accordance with the shipment schedule specified by TouchTunes Delivery of Jukeboxes by Bose to TouchTunes shall be f.o.b. the United States destination specified in the purchase order. Without regard to freight being prepaid or collect, title, and risk of loss shall pass to TouchTunes upon delivery to the carrier. Bose reserves and TouchTunes grants to Bose a security interest in all Jukeboxes and all proceeds thereof to secure the full payment and performance by TouchTunes of its liabilities and obligations to Bose under this Agreement. TouchTunes acknowledges that this document or copies of this document may be filed with the appropriate authorities as a financing statement and agrees to execute and deliver such documents as Bose may request in order to perfect Bose Corporation's security interest granted hereby.

4 WARRANTY AND SUPPORT

     4.1  Warranty

     General. Bose warrants solely to TouchTunes that the Bose content of the Jukeboxes sold and delivered under this Agreement shall be free from defects in materials and workmanship under normal and intended usage, for a period of 12 months from the date of purchase. Bose agrees, during the applicable warranty period, to repair or replace (at Bose Corporation's option) all defective Jukeboxes. This warranty does not cover defects or damages due to water, chemical or sealant intrusion, or defects or damages resulting from negligence, casualty, accident, fire, disaster, misuse, or improper installation, nor does it apply to Jukeboxes that have been modified or repaired by a party other than Bose or a party authorized by Bose to do so. TouchTunes shall pass through or cause to pass through to Bose all warranties for equipment supplied by TouchTunes.

     Procedures. TouchTunes shall notify Bose of any Jukeboxes which it believes to be defective during the applicable warranty period. Defective Jukeboxes shall be returned by TouchTunes to the facility designated by Bose, whereupon Bose shall examine and test such Jukeboxes, repair or replace any such Jukeboxes found to be defective, and promptly return such Jukeboxes to TouchTunes. All replaced parts shall become the property of Bose. Bose shall make available as required spare parts to TouchTunes. Bose shall designate the method of shipment required for return of jukeboxes, and shall reimburse TouchTunes for all cost of shipment except for such jukeboxes which upon testing by Bose prove not to be defective.

          Limitations.
          (a) The provisions of the foregoing warranties are in lieu of any other warranty, whether express or implied, written or oral (including any warranty of merchantability or fitness for a particular purpose). The foregoing warranties extend to TouchTunes only and shall not be applicable to any other person or entity, including without limitation customers of TouchTunes

          (b) Bose Corporation's liability arising out of the design, manufacture, sale, or delivery of the Jukeboxes or their use or disposition, whether based upon warranty, contract, tort, or otherwise, shall not exceed the actual purchase price paid by

               TouchTunes to Bose for such jukebox. In no event shall Bose be liable to TouchTunes or any other person or entity for special, incidental, or consequential damages (including without limitation loss of profits, loss of data, or loss of use damages) arising out of the design, manufacture, sale, or delivery of the Jukeboxes.

     4.2 Support and Maintenance. TouchTunes shall be solely responsible for providing maintenance and support to users of the Jukeboxes, including maintenance and support relating to the Jukeboxes included therein. Bose shall provide technical support to maintenance and support personnel of the Jukeboxes. Any bugs and defects identified by TouchTunes after the commencement of commercial shipments of the Jukeboxes and the expiration of the Bose warranty shall be resolved by Bose at TouchTunes' expense, within two weeks, to the extent possible using commercially reasonable efforts. Bose will support TouchTunes with technical seminars for TouchTunes maintenance personnel or by other methods as determined by Bose.

5    INTELLECTUAL PROPERTY RIGHTS

     5.1  Ownership of Patents

          Patent Rights Unilaterally Originated. Patent rights relating to inventions originated solely by an employee or employees of one party in connection with the design and development of the Jukebox shall vest in such party.

          Ownership of Patent Rights Jointly Originated. Patent rights relating to inventions originated jointly by employees of Bose and TouchTunes in connection with the design and development of the Jukebox shall vest in Bose and TouchTunes. jointly, each party to have an equal and undivided interest in such patent rights.

          Other Rights. Except as provided above in this Section 5.1, TouchTunes Inc. and Bose shall each retain ownership of all intellectual property rights relating to the Jukebox that are already owned by the respective parties.

     5.2  Trademarks

          Trademark License. Bose is the owner of the trademark "Bose" (both in logo form and nonlogo form), which is registered with the United States Patent and Trademark Off ice and similar offices or agencies in various foreign countries (the "Trademark"). Bose hereby grants a limited, nonassignable, nonexclusive license to TouchTunes to use the Trademark either alone or in conjunction with other names, phrases, or logos approved in writing by Bose, solely on and in connection with the Jukebox manufactured by, for or on behalf of TouchTunes. TouchTunes agrees to prominently display the Trademark on each Jukebox and in all marketing literature relating to the Jukebox.
          This limited license shall terminate on the date of termination of this Agreement, except with respect to TouchTunes Products incorporating Jukeboxes that were purchased by TouchTunes from Bose prior to the date of termination.

          Marketing and Advertising.  Bose and TouchTunes shall agree upon guidelines for usage of the Trademark by TouchTunes in connection with the marketing or advertising of the Jukebox, and TouchTunes shall comply with such guidelines.  TouchTunes Inc. agrees that all national media advertising and all other advertising copy of first impression, which contains any usage of the Trademark shall be subject to Bose approval of such usage, both as to style and context, prior to release, which approval shall not be unreasonably withheld

          or delayed. TouchTunes shall provide Bose a complete list of contacts and test sites for the Jukebox. TouchTunes and Bose agree to share marketing information for purposes of obtaining knowledge of customers and performance of the system for future product enhancements.

          Quality Assurance. TouchTunes shall use its best efforts to provide Bose with accurate and timely field failure information. In addition, Bose, as licenser of the Trademark, shall have the right to inspect the processing, packaging, and installation of all Jukeboxes in connection with which the Trademark is used, for the limited purpose of protecting and maintaining the standards of quality established by Bose for products sold under the Trademark.
          TouchTunes shall Permit Bose Corporation's authorized personnel to enter TouchTunes' premises at all reasonable times, with reasonable advance notice, to inspect TouchTunes' processing, packaging, and installation operations relating to Jukeboxes in connection with which the Trademark is used and to inspect and test Jukeboxes to be sold under or in connection with the Trademark. If Bose at any time finds that any Jukeboxes in connection with which the Trademark is used is not being processed, packaged, or installed in accordance with this Agreement, Bose may notify TouchTunes in writing of all deficiencies, and if TouchTunes fails to take prompt action to correct all such deficiencies Bose may, at its election, terminate the license granted pursuant to Section 5.2 effective 30 days after serving written notice of such termination unless such deficiencies are corrected within such time. TouchTunes will "do its best effort" to ensure that connections to house systems will be at a sufficiently acceptable sound quality to be determined by TouchTunes and Bose. TouchTunes will notify Bose of house systems connected to Jukeboxes and the brand of product connected. Bose reserves the right to review such installations.

          Trademark Notice. TouchTunes shall cause to appear on products and advertising materials using the Trademark, reasonable legends, markings, and notices indicating ownership by Bose of the Trademark, acceptable in substance and form to both parties.

          Reservation of Rights. Bose expressly reserves, and TouchTunes expressly acknowledges, that Bose possesses the exclusive ownership of the Trademark and all related statutory and common law rights and privileges. Use of the Trademark by TouchTunes shall inure to the benefit of Bose.



6 INTELLECTUAL PROPERTY INDEMNITY

     6.1  By Bose

          Indemnity. Except as provided below, Bose shall defend and indemnify TouchTunes from and against any damages, liabilities, costs, and expenses (including reasonable attorneys' fees and court costs) arising out of any claim that the Jukebox purchased and/or licensed hereunder infringes a valid United States or Canadian patent or copyright or infringes a trade secret of a third party, provided that
          (i) TouchTunes shall have promptly provided Bose written notice thereof and reasonable cooperation, information, and assistance in connection therewith, and (ii) Bose shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Jukebox delivered hereunder become or, in Bose Corporation's opinion, be likely to become the subject of such a claim, Bose may, at its option, either pro-cure for TouchTunes the right to continue purchasing and using such Jukebox, or replace or modify such Jukebox so that it becomes noninfringing. In such event, Bose may withhold further shipments of infringing or potentially infringing Jukeboxes.

          Limitations. Bose shall have no liability or obligation to TouchTunes hereunder with respect to any patent, copyright, or trade secret infringement or claim thereof based upon (i) compliance with designs, plans, or specifications of TouchTunes, (ii) use of the Jukebox by TouchTunes in combination with devices or products where the Jukebox would not itself be infringing, (iii) use of the Jukebox by TouchTunes in an application or environment for which it was not designed or contemplated, (iv) modifications of the Jukebox by TouchTunes, or (v) any claims infringement of a patent, copyright, or trade secret in which TouchTunes or any affiliate or customer of TouchTunes has an interest or license. Bose Corporation's liability hereunder shall not exceed the purchase price paid by TouchTunes for the Jukeboxes found to be infringing. The foregoing states the entire liability of Bose with respect to infringement of patents, copyrights, and trade secrets by the Jukebox or any part thereof or by their operation.

     6.2 By TouchTunes. Except as provided below, TouchTunes shall defend and indemnify Bose from and against any damages, liabilities, costs, and expenses (including reasonable attorneys' fees and court costs) incurred by Bose as a result of or arising from TouchTunes activities under the Agreement, including, without limitation, product liability, customer warranty, and service claims, provided that (i) Bose shall have promptly provided TouchTunes written notice thereof and reasonable cooperation, information, and assistance in connection therewith, and (ii) TouchTunes shall have sole control and authority with respect to the defense, settlement, or compromise thereof.

7.   TECHNICAL AND COMMERCIAL INFORMATION

     No proprietary information disclosed by either party to the other in connection with this Agreement shall be disclosed to any person or entity other than the recipient party's employees and contractors directly involved with the recipient party's use of such information who are bound by written agreement to protect the confidentiality of such information, and such information shall otherwise be protected by the recipient party from disclosure to others with the same degree of care accorded to its own proprietary information. Information will not be subject to this provision if it is or becomes a matter of public knowledge without the fault of the recipient party, if it was a matter of written record in the recipient party's files prior to disclosure to it by the other party, or if it was or is received by the recipient party from a third person under circumstances permitting its unrestricted disclosure by the recipient party. Upon termination of this Agreement, each party shall promptly deliver to the other all proprietary information of the other party in the possession or control of such party and all copies thereof.

8.   TERM OF AGREEMENT, TERMINATION

     8.1 Term of Agreement. This Agreement shall continue in effect until March 1 1998, and shall be automatically extended for successive one-year periods unless either party, on or before the date six months prior to the commencement of any renewal period, provides written notice to the other party of its election not to extend the Agreement for an additional renewal period.

     8.2 Termination for Cause. Notwithstanding the provisions of Section 9.1, if either party shall default in the performance of its obligations under this Agreement the other party may serve written notice to the defaulting party specifying the claimed default. The defaulting party shall use its best efforts to correct any such default promptly. If the claimed default is not corrected within such reasonable time as is agreed by the parties, within 30 days in the absence of such agreement, the nondefaulting party shall have the right to terminate this Agreement by delivering written notice of termination to the defaulting party within 15 days following the expiration of such cure period.

     8.3 Posttermination Rights and Obligations. The following rights and obligations shall survive the expiration or termination of this Agreement to the extent necessary to permit their complete fulfillment or discharge:

               (a) the right of Bose to receive payment for and the obligation of TouchTunes to pay Bose for any Jukeboxes shipped by Bose prior to the time of termination;

               (b) licenses in favor of customers of TouchTunes in respect of products sold by TouchTunes prior to the termination of this Agreement, and licenses in favor of TouchTunes in respect of Jukeboxes that were purchased by TouchTunes from Bose prior to the termination of this Agreement;


               (c) the right to TouchTunes to perform maintenance and service on TouchTunes Products sold prior to the termination of this Agreement;

               (d)  the obligations regarding confidentiality under Section 8;
                    and

               (e) any cause of action or claim of either party because of any breach or default by the other party prior to the termination of this Agreement.

9    MISCELLANEOUS

     9.1 No Agency. This Agreement does not constitute Bose the agent or representative of TouchTunes or of any subsidiary or affiliate of TouchTunes, and does not constitute TouchTunes the agent or legal representative of Bose. Neither party is granted any express or implied right or authority to assume or to create any obligation, agreement, or undertaking on behalf of or in the name of the other or to bind the other in any manner or thing whatsoever.

     9.2 Authorization. Each party represents to the other that this Agreement has been duly authorized, executed, and delivered by it and that the execution, delivery, and performance of this Agreement will not violate the provisions of any law, regulation, contract, or court order to which the party making this representation is subject or by which it is bound.

     9.3 Excusable Delays. Neither Bose nor TouchTunes shall be liable for any loss or damage (including without imitation any special, incidental, or consequential damage) resulting from any delay in the performance of any obligation hereunder which is due to any cause beyond its control, including without limitations acts of nature, unavailability of sources of energy, riots, wars, floods, epidemics, strikes, or slowdowns or acts or omission of the other party ("Unavoidable Causes"). If at any time any party shall have reason to believe that the performance of any of its obligations will not occur when scheduled due to any Unavoidable Cause, such party shall provide written notice to the other party indicating the cause of the delay.

     9.4 Assignment. Except as may be otherwise specifically permitted in this Agreement, neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any attempt at assignment in violation of this Section 9.4 shall be void. Notwithstanding the foregoing, (a) either party may cause any of its obligations under this Agreement to be performed by one or more of its subsidiaries (provided that such party shall remain responsible for the full performance of all obligations of such party under this Agreement) and (b) either party may assign this Agreement in connection with a merger, consolidation, or sale of all or substantially all of its assets.


     9.5 Notices. All notices, requests, consents, and other communications in connection with this Agreement shall be furnished in writing and shall be sufficiently given if personally delivered or sent by telecopy (effective as of the date of delivery) or sent by postage-prepaid registered or certified mail (effective two days after being so mailed) to the other party at the address specified below or such other address as such party shall have specified in writing:

               If to TouchTunes:

               TouchTunes Jukebox Inc.
               1 Commerce Place, Suite 330
               Montreal, Canada H3E 1A2
               Attn: Tony Mastronardi

               If to Bose:
               Bose Corporation
               The Mountain
               Framingham, MA 01701
               Attn: Legal Department

     9.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     9.7 Official Currency. Both parties agree that the currency to be used for all calculations and payments shall be U.S. dollars.

     9.8 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission of the part of either party to exercise or avail itself of any right, power, or privilege that it has or may have under the terms of this Agreement operate as a waiver of any right, power, or privilege.

     9.9 Integration and interpretation. This Agreement contains the full understanding of Bose and TouchTunes with respect to the development, purchase, and sale of Jukeboxes and supersedes all prior agreements, covenants, arrangements, communications, representations, understandings, or warranties, whether oral or written by or between the parties relating to the subject matter hereof. In the event of any inconsistency between the terms of this Agreement and any purchase order, invoice, or any other written instrument given hereunder, the terms of this Agreement shall control.

     9.10 Amendments. No waiver, alteration, modification, or amendment of any provisions of this Agreement or any Purchase Order hereunder shall be binding unless made in writing and signed by authorized representatives of both TouchTunes and Bose.


     9.11 Expenses. Except as otherwise provided in this Agreement, each party shall be responsible for its own costs and expenses in performing its obligations under this Agreement.

     9.12 Captions. Captions or section headings contained in this Agreement are for convenience of reference only, and in no way define or limit the scope of the provisions contained herein.

     9.13 Counterparts. This Agreement may be executed in two Counterparts, both of which together shall constitute one agreement binding on all parties.

     9.14 Exclusivity. Bose and TouchTunes agree that, for the term of this Agreement, neither party shall contract with a third party to manufacture or purchase jukeboxes which contain a similar system to the system contemplated under this Agreement. Bose agrees that it shall use its best efforts to prevent the use of the Bose trademark on any other jukebox product. Both parties acknowledge and agree that Bose products are available on the open market and may be incorporated into jukeboxes without the knowledge or consent of Bose.

EXECUTED as a sealed instrument as of the date first indicated above.



TECHNICAL MAINTENANCE CORP.             TOUCHTUNES, INC.

Signature: /s/Tony Mastronardi          Signature: /s/Tony Mastronardi
           --------------------                    --------------------
Name: Tony Mastronardi                  Name: Tony Mastronardi
      -------------------------               -------------------------
Title: CEO-President                    Title: President
      -------------------------               -------------------------

                                        BOSE CORPORATION

                                        Signature: /s/(Illegible)
                                                   --------------------
                                        Name: (Illegible)
                                              -------------------------
                                        Title: General Manager
                                              -------------------------

SCHEDULE A - PRODUCT DESCRIPTION

TOUCHTUNES DIGITAL JUKEBOX - A coin-operated jukebox that a customer interacts with using a user-friendly touch screen interface. Jukebox operators will be able to "order" on a 24-hour basis, any individual music title including the newest releases from a remote central library. The selection will be immediately "delivered" via TouchTunes proprietary telecommunications downloading network and stored within the memory of the jukebox on location.
At a 11:1 compression ratio, 500 songs are planned to be stored on a 1 GB PC. Future plans call for a 22:1, or 1000-tune capacity PC. Quality sound will be delivered via a Bose-powered speaker system, integrated into the actual jukebox design. The jukebox will incorporate a TouchTunes, Sound by Bose logo.

SCHEDULE B - PRODUCTION SYSTEMS PRICING

To be determined

SCHEDULE C - PROTOTYPE PART LIST

Prototype Production

TouchTunes and Bose agree to procure prototypes parts as defined on Schedule C as follows and deliver them to a specified Bose location in accordance with the prototype schedule.